Exhibit 99.1

Spansion Reports Fourth Quarter and Fiscal Year 2007 Results

SUNNYVALE, CA – January 22, 2008 — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced results for the fourth quarter and fiscal year ended December 30, 2007. For the fourth quarter of 2007, the company reported net sales of $653 million, an increase of 7 percent compared to net sales of $611 million in the third quarter of 2007.

For the fourth quarter of 2007 gross margin rose to 20 percent compared to 18 percent in the third quarter of 2007 and sequential operating loss decreased by $13 million, or 22%, to $46 million. Net loss for the fourth quarter of 2007 was $50 million, or $0.37 per share, compared to a net loss of $72 million, or $0.53 per share, in the previous quarter.

“The fourth quarter reflected significant operational improvement as gross margin improved. The overall pricing environment was encouraging and the book-to-bill ratio was strong at 1.3,” said Bertrand Cambou, president and CEO, Spansion Inc. “The strategic investment plan for our 300mm, SP1 facility is on track and we expect to begin recognizing revenue in the first quarter as we are already qualified at leading customers.”

Divisional Highlights

In the company’s wireless solutions division (WSD), net sales for the fourth quarter of 2007 rose slightly to $322 million, up from $317 million in net sales in the previous quarter. Worldwide unit shipments were up in the fourth quarter and blended ASPs were flat sequentially. The book-to-bill ratio for WSD was particularly strong due to gains at the top 5 handset OEMs.

The company’s consumer, set top box and industrial division (CSID) achieved record net sales of $324 million for the fourth quarter of 2007, compared to $294 million in net sales in the third quarter of 2007, reflecting continued segment share gains. Growth was the result of strong sales of the company’s high density MirrorBit® solutions across multiple geographies. Blended ASPs for CSID in the fourth quarter of 2007 rose 9% sequentially and unit shipments reached a record, up 3% sequentially.

Annual Highlights

For the fiscal year ended December 30, 2007, the company outperformed the overall NOR industry as net sales declined only 3% to $2.5 billion from $2.6 billion in the same time period last year. For fiscal year 2007, Spansion preliminarily estimates that its NOR industry segment share increased from 31 percent to approximately 33 percent, driven by strong adoption of the company’s MirrorBit technology as MirrorBit revenue for fiscal year 2007 rose 41 percent to $1.8 billion compared to $1.3 billion in fiscal year 2006.

Net loss for fiscal year 2007 was $263 million, or $1.95 per share, compared to a net loss of $148 million, or $1.15 per share, for fiscal year 2006. Net loss for fiscal year 2007 includes approximately $60 million in operating costs related to the strategic investment in SP1, the company’s new 300mm, 65nm, wafer fabrication facility.

Additional Highlights

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Spansion announced an agreement to acquire its long time partner Saifun Semiconductor Ltd. The acquisition will consolidate all MirrorBit and NROM IP into one company and immediately enable Spansion to enter the technology licensing business.

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The company unveiled its next generation MirrorBit ORNAND architecture, MirrorBit ORNAND2™, which will use a SONOS-like memory cell connected in a NAND memory array at 45-nanometers. Initial shipments are scheduled to begin in early 2009.

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Spansion announced an agreement with Virident Inc. to develop and market a new generation of memory solutions designed to dramatically reduce power consumption and provide excellent system performance in Internet data centers. These solutions will be based on Spansion’s revolutionary MirrorBit Eclipse™ architecture.

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The company received the Best Supplier award from Lenovo Mobile Communication Technology Ltd. for 2007 for the fourth consecutive year. Spansion was the only NOR Flash memory supplier selected and the award reflects the commitment and success of Spansion in the China handset market.

Current Outlook

Spansion’s outlook for the first quarter of 2008 and fiscal year 2008 is based on current expectations and subject to various factors including those set forth in the Cautionary Statement below.

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Spansion expects net sales for the first quarter of 2008 to be in the range of $580 million and $640 million, consistent with seasonal trends. The company anticipates that its first quarter 2008 CSID net sales will decline sequentially. However, the company’s WSD net sales are expected to increase sequentially driven by gains at top tier handset customers.

•	For the first quarter of 2008, the company expects gross margin to decline due primarily to non-cash depreciation charges related to the full conversion of its SP1 facility to production.

•	For fiscal year 2008, capital expenditures will be approximately half the amount of 2007.

•	Spansion expects fiscal year 2008 net sales to increase compared to fiscal year 2007 and anticipates that its financial performance will improve compared to fiscal year 2007.

Investor Conference Call

Spansion will host a conference call today, January 22, 2008, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at www.spansion.com. In addition, we are providing a slide presentation regarding our quarterly results and other financial information, which will be posted to the company’s web site immediately prior to the conference call. The slide presentation will be available for viewing in the Investor Relations section of the company’s web site at www.spansion.com although we reserve the right to discontinue that availability at any time. A replay of the call will be made available on the company’s investor relations web site at www.spansion.com following the call.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding: the expectation to recognize revenue from the company’s SP1 facility in the first quarter of 2008; the presumption that the merger with Saifun Semiconductors Ltd. will close, and the belief that such closing will consolidate all MirrorBit and NROM IP technologies into one company and enable Spansion to immediately enter the technology licensing business; the expectation that the company will begin shipments of its MirrorBit ORNAND2 products in early 2009; the belief that net sales for the first quarter of 2008 will be in the range of $580 million and $640 million; the expectation that first quarter 2008 CSID net sales will decline sequentially, that WSD net sales will increase sequentially, and that gross margin will be impacted by approximately $25 million in the first quarter of 2008; the plans that capital expenditures for fiscal year 2008 will be approximately half the amount of 2007; and the expectation that fiscal year 2008 net sales will increase compared to fiscal year 2007, and that the company’s financial performance will improve in fiscal year 2008 compared to fiscal year 2007. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that average selling prices may decline; loss of key intellectual property arrangements creates a greatly increased risk of patent or other intellectual property infringement claims; the high cyclicality of the Flash memory market which has experienced severe downturns; that Spansion may not be effective in expense reduction efforts; the merger with Saifun may not result in benefits that we anticipate or that any delay or failure to complete the merger may result in harm; that OEMs will increasingly choose NAND-based Flash memory products over NOR, MirrorBit ORNAND and MirrorBit ORNAND2 architecture-based Flash memory products for their applications; that Spansion has a significant amount of debt, and such debt could subject us to restrictive covenants; that the company may not achieve facilities and capacity implementation schedules as a result of factors such as insufficient cash flows and inadequate external financing; that the company may lose a key customer, or experience a reduction of demand from a key customer; that the company will not successfully develop, introduce and commercialize new products and technologies or to accelerate our product development cycle; that competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete; that the company will fail to develop, or there will be a lack of customer acceptance of, MirrorBit ORNAND and MirrorBit ORNAND2 architecture-based Flash memory products; that the company may experience manufacturing constraints or fail to achieve manufacturing efficiencies; customers’ ability to change booked orders may lead to excess inventory; that the company’s investments in research and development may not lead to timely improvements in technology; and intellectual property claims or litigation could cause the company to incur substantial costs or pay substantial damages or prohibit sales of its products. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (NASDAQ: SPSN) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing and selling Flash memory solutions. For more information, visit www.spansion.com.

Spansion®, the Spansion logo , MirrorBit®, MirrorBit® Eclipse™, ORNAND™, ORNAND2™, HD-SIM™ and combinations thereof, are trademarks of Spansion LLC in the U.S. and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.616.1117

Media Contact:

Michele Landry

michele.landry@spansion.com

408.616.1170

Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended			Year Ended
	Dec. 30, 2007	Sep. 30, 2007	Dec. 31, 2006	Dec. 30, 2007	Dec. 31, 2006*
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$652,801	$611,069	$687,274	$2,500,813	$2,579,274
Cost of sales	523,783	500,741	557,793	2,065,143	2,066,642

Gross profit	129,018	110,328	129,481	435,670	512,632
Other expenses:
Research and development	112,893	111,231	78,739	436,785	341,692
Sales, general and administrative	62,290	58,226	66,442	239,317	261,696

Operating loss	(46,165)	(59,129)	(15,700)	(240,432)	(90,756)
Interest and other income (expense), net	5,157	6,835	7,940	36,030	28,992
Interest expense	(15,487)	(23,628)	(20,698)	(84,238)	(88,214)

Loss before income taxes	(56,495)	(75,922)	(28,458)	(288,640)	(149,978)
Benefit for income taxes	(6,981)	(4,320)	(3,445)	(25,144)	(2,215)

Net loss	$(49,514)	$(71,602)	$(25,013)	$(263,496)	$(147,763)

Net loss per common share
Basic and diluted	$(0.37)	$(0.53)	$(0.19)	$(1.95)	$(1.15)

Shares used in per share calculation
- Basic and diluted	135,283	135,049	130,489	134,924	128,965

*	Derived from the December 31, 2006 audited financial statements of Spansion Inc.

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Dec. 30 2007	Sep. 30 2007	Dec. 31, 2006*
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$415,742	$529,096	$885,769
Accounts receivable, net	379,962	345,890	395,903
Inventories	583,869	531,938	455,840
Deferred income taxes	26,607	32,424	1,395
Prepaid expenses and other current assets	46,452	62,866	36,163

Total current assets	1,452,632	1,502,214	1,775,070
Property, plant and equipment, net	2,271,964	2,234,153	1,735,694
Deferred income taxes	29,957	26,156	13,556
Other assets	61,092	45,292	25,397

Total Assets	$3,815,645	$3,807,815	$3,549,717

Liabilities and Stockholders’ Equity
Current liabilities:
Note payable to banks under revolving loans	$—	$—	$33,608
Accounts payable and accrued liabilities	643,764	620,113	493,242
Accrued compensation and benefits	60,778	61,692	51,598
Income taxes payable	13,818	23,368	4,333
Deferred income on shipments to distributors	39,957	33,862	32,496
Current portion of long-term debt and capital lease obligations	101,797	85,189	74,766

Total current liabilities	860,114	824,224	690,043
Deferred income taxes	186	67	188
Long-term debt and capital lease obligations	1,299,536	1,286,782	1,009,673
Other long-term liabilities	23,361	32,020	4,053
Stockholders’ equity	1,632,448	1,664,722	1,845,760

Total liabilities and stockholders’ equity	$3,815,645	$3,807,815	$3,549,717

*	Derived from the December 31, 2006 audited financial statements of Spansion Inc.